Exhibit 99.01
Eastman Announces Fourth-Quarter and Full-Year 2022 Financial Results

KINGSPORT, Tenn., January 26, 2023 – Eastman Chemical Company (NYSE:EMN) announced its fourth-quarter and full-year 2022 financial results.

•Strengthened our leadership in the circular economy by achieving several key milestones for all three planned polyester recycling facilities.
•Demonstrated commercial excellence by raising price to more than offset ~$1.3 billion inflation from higher raw material, energy, and distribution costs.
•Returned approximately $1.4 billion to shareholders in 2022.
•In fourth quarter:
◦primary demand slowed, destocking accelerated across all end markets, and the rapid spread of COVID-19 in China weakened demand at the end of the fourth quarter,
◦adjusted EPS included a negative impact of approximately $0.20 from foreign currency exchange rates, and
◦adjusted EPS included a negative impact of approximately $0.15 resulting from Winter Storm Elliott,
•Controllable actions give confidence we can deliver a strong 2023, including cost reductions of more than $200 million net of inflation.

(In millions, except per share amounts; unaudited)	4Q22	4Q21	FY22	FY21
Sales revenue	$2,373	$2,694	$10,580	$10,476
Earnings before interest and taxes ("EBIT")	76	578	1,159	1,281
Adjusted EBIT*	171	336	1,339	1,635
Earnings per diluted share	0.01	2.81	6.35	6.25
Adjusted earnings per diluted share*	0.89	1.81	7.88	8.85
Net cash provided by operating activities	457	430	975	1,619

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4, 5, and 6.

“We ended the year with a challenging fourth quarter primarily due to lower demand in key end markets and geographies, customer inventory destocking beyond normal seasonality, and limited benefit from lower raw material and energy costs in this reduced demand environment,” said Mark Costa, Board Chair and CEO. “Despite the significant challenges in the fourth quarter and throughout the year, we demonstrated commercial excellence in our pricing, made progress on new business revenue growth, and returned significant cash to shareholders. We also made significant progress on our circular platform during the year, and this remains an exciting opportunity for Eastman to create considerable value as a leader in providing a solution for the global plastic waste crisis. We remain confident in the resiliency of our portfolio and the sustainability of our strong cash flow going forward.”

Corporate Results 4Q 2022 versus 4Q 2021

Sales revenue decreased 12 percent as 12 percent lower sales volume/mix, a 7 percent unfavorable impact from divested businesses, and a 3 percent unfavorable impact from foreign currency exchange rates were partially offset by 10 percent higher selling prices.

Sales volume/mix decreased due to reduced demand, particularly in consumer durables and building and construction end markets, as well as broad-based customer inventory destocking beyond normal seasonal levels in North America, Europe, and China. In December, destocking accelerated and a significant drop in demand in China was due to the rapid spread of COVID-19. Selling prices increased across all segments in response to significantly higher raw material, energy, and distribution prices.

EBIT decreased due to lower sales volume/mix and unfavorable foreign currency exchange rates, partially offset by favorable spreads as higher selling prices more than offset higher raw material, energy, and distribution costs and lower selling, general, and administrative (SG&A) expenses due to variable compensation. Severely cold temperatures across the U.S. in late December resulting from Winter Storm Elliott had an estimated negative impact on EBIT of approximately $20 million.

Segment Results 4Q 2022 versus 4Q 2021

Advanced Materials – Sales revenue decreased 5 percent as 12 percent lower sales volume/mix and a 4 percent unfavorable impact from foreign currency exchange rates were partially offset by 11 percent higher selling prices.

Sales volume/mix decreased primarily due to reduced demand and aggressive customer inventory destocking for specialty plastics product lines, particularly in consumer durables end markets. Weakness in the automotive market, especially in China towards the end of the quarter, also had an unfavorable impact on sales volume. Selling prices were higher across all product lines due to higher raw materials and energy prices.

EBIT decreased primarily due to lower sales volume/mix and unfavorable foreign currency exchange rates. Despite raw material prices moving lower during the fourth quarter, slow demand reduced the benefit of these lower costs.

Additives & Functional Products – Sales revenue decreased one percent as 12 percent higher selling prices were more than offset by 9 percent lower sales volume/mix and a 4 percent unfavorable impact from foreign currency exchange rates.

Higher selling prices across the segment were led by care additives due to higher raw material, energy, and distribution prices. Sales volume/mix was lower in all product lines and was attributed to reduced demand and customer inventory destocking, particularly for building and construction and personal care end markets.

EBIT decreased due to lower sales volume/mix and an unfavorable impact from foreign currency exchange rates.

Chemical Intermediates – Sales revenue decreased 21 percent primarily due to 25 percent lower sales volume/mix, partially offset by 5 percent higher selling prices.

Sales volume/mix was lower across all product lines attributed to reduced end market demand and customer inventory destocking across all key end markets and planned manufacturing maintenance. Higher selling prices were due to higher raw material, energy, and distribution prices.

EBIT decreased due to lower sales volume/mix.

Fibers – Sales revenue increased 33 percent primarily due to 26 percent higher selling prices and 8 percent higher sales volume/mix.

Higher selling prices for acetate tow and textiles were due to higher raw material, energy, and distribution prices. Sales volume/mix was higher mostly due to fulfillment of constrained demand associated with limited capacity availability resulting from planned and unplanned manufacturing maintenance.

EBIT increased due to recovery of margins as higher selling prices made progress returning adjusted EBIT margins to acceptable performance levels, partially offset by higher raw material, energy, and manufacturing costs.

Corporate Results 2022 versus 2021

Sales revenue increased one percent due to 14 percent higher selling prices, partially offset by an 8 percent unfavorable impact from divested businesses, 3 percent lower sales volume/mix, and a 2 percent unfavorable impact from foreign currency exchange rates.

Higher selling prices for all operating segments were due to approximately $1.3 billion of higher raw material, energy, and distribution costs. Sales volume/mix was lower due to significantly lower end-market demand and aggressive customer inventory destocking, mostly in the fourth quarter, and limited product availability in the first nine months of the year resulting from planned and unplanned manufacturing maintenance.

EBIT decreased due to lower sales volume/mix in the fourth quarter, an unfavorable impact from divested businesses, higher costs resulting from planned and unplanned manufacturing maintenance, an unfavorable impact from foreign currency exchange rates, and continued investment in growth. These factors were partially offset by higher spreads and lower SG&A expense due to variable compensation.

Segment Results 2022 versus 2021

Advanced Materials – Sales revenue increased 6 percent due to 13 percent higher selling prices, partially offset by 4 percent lower sales volume/mix and a 3 percent unfavorable impact from foreign currency exchange rates.

Higher selling prices across all product lines were due to significantly higher raw material, energy, and distribution prices. Lower sales volume resulted from reduced demand and aggressive destocking in consumer durables and building and construction end markets, primarily in the fourth quarter, as well as planned and unplanned manufacturing maintenance. The lower volume was partially offset by more favorable product mix due to increased sales of premium products including head-up display interlayers and specialty plastics into high-value applications like medical.

EBIT decreased due to lower sales volume, an unfavorable impact from foreign currency exchange rates, higher manufacturing costs, and increased growth spending, partially offset by more favorable product mix. Spreads were flat as higher selling prices offset higher raw material, energy, and distribution costs.

Additives & Functional Products – Sales revenue increased 17 percent due to 18 percent higher selling prices and 3 percent higher sales volume/mix, partially offset by a 4 percent unfavorable impact from foreign currency exchange rates.

Higher selling prices across all product lines were due to significantly higher raw material, energy, and distribution prices. Sales volume/mix growth in care additives and animal nutrition was partially offset by a decline in building and construction and industrial end markets due to a deceleration of demand and customer inventory destocking that occurred in the fourth quarter.

EBIT increased due to higher spreads as selling prices more than offset higher raw material, energy, and distribution costs and lower SG&A expense, partially offset by an unfavorable impact from foreign currency exchange rates.

Chemical Intermediates – Sales revenue increased 6 percent due to 16 percent higher selling prices partially offset by 8 percent lower sales volume/mix and a 2 percent unfavorable impact from foreign currency exchange rates.

Higher selling prices across all product lines were due to significantly higher raw material, energy, and distribution prices and tight market conditions. Lower sales volume/mix was primarily driven by a deceleration of demand and customer inventory destocking that occurred in the fourth quarter, particularly for the building and construction and industrial end markets.

EBIT decreased due to lower sales volume/mix, partially offset by increased spreads as higher selling prices more than offset higher raw material, energy, and distribution costs and lower SG&A expense.

Fibers – Sales revenue increased 14 percent primarily due to 15 percent higher selling prices.

Higher selling prices were due to significantly higher raw material, energy, and distribution prices and higher manufacturing costs.

EBIT was relatively unchanged as increased spreads due to higher selling prices more than offsetting higher raw material, energy, and distribution costs, were offset by higher manufacturing costs resulting from planned and unplanned manufacturing maintenance.

Cash Flow

In 2022, cash from operating activities was approximately $1 billion, compared to $1.6 billion in 2021. The decline was primarily due to lower adjusted EBITDA, higher variable compensation payouts, and an increased use of cash in working capital driven by continued inflationary pressures. In 2022, the company returned approximately $1.4 billion to stockholders through share repurchases and dividends. See Table 5. Priorities for uses of available cash for 2023 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, and share repurchases.

2023 Outlook

Commenting on the outlook for full-year 2023, Costa said: “We enter 2023 during a challenging period for the global economy characterized by significant inventory destocking, soft end-market demand, and uncertainty about the full year. As we developed our outlook, we included volume/mix expectations that reflect a manufacturing recession scenario that began in the fourth quarter. We expect aggressive inventory destocking to predominantly conclude in the first quarter with modest volume recovery in the back half of the year. In this context, we are taking actions to reduce manufacturing, supply chain and non-manufacturing costs by a total of more than $200 million in 2023, net of inflation. We intend to maintain our demonstrated price discipline in our specialty product lines in order to recover spreads. Our raw material, energy and distribution costs increased by approximately $1.3 billion in 2022 and we expect these costs to moderate in 2023. We also expect significant improvement in our Fibers earnings to more sustainable levels. And our innovation wins will create growth above end markets through the year. Pension and other post-employment benefits costs are expected to increase by approximately $110 million and the annualized impact of a strong U.S. dollar is also expected to be a headwind. Based on this economic scenario and the actions that we are taking, we expect to grow adjusted 2023 EPS by between 5 and 15 percent, excluding the approximately $0.75 pension headwind. We are also taking a range of actions to improve our operating cash flow to be approximately $1.4 billion.”

The full-year 2023 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; logistics challenges, supply chain issues for customers and suppliers, and raw material and energy costs; competitive position and acceptance of specialty products in key markets; mix of products sold; cost reductions; and revenue, earnings, adjusted diluted EPS, cash flow, share repurchases, and cash and cash equivalents for full-year 2023. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for 2021, and the Form 10-K to be filed for 2022, both of which are or will be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section. These statements are based on our current beliefs and expectations and speak only as of the date of this release. We do not undertake any obligation to publicly update any forward-looking statements.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on January 27, 2023, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on January 26, 2023. To listen via telephone, the dial-in number is +1 (844) 200-6205, passcode number 488131. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from approximately 1:00 p.m. ET, January 27, 2023, to 11:59 p.m. ET, February 6, 2023, at +1 (866) 813-9403 passcode 627518.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2022 revenue of approximately $10.6 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 26, 2023

For Eastman Chemical Company Fourth Quarter and Full Year 2022 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2022	2021	2022	2021
Sales	$2,373	$2,694	$10,580	$10,476
Cost of sales (1)	1,997	2,135	8,443	7,976
Gross profit	376	559	2,137	2,500
Selling, general and administrative expenses	172	208	726	795
Research and development expenses	64	67	264	254
Asset impairments and restructuring charges, net	29	18	52	47
Other components of post-employment (benefit) cost, net	(6)	(303)	(101)	(412)
Other (income) charges, net	(9)	(6)	(6)	(17)
Net (gain) loss on divested businesses (2)	50	(3)	43	552
Earnings before interest and taxes	76	578	1,159	1,281
Net interest expense	48	48	182	198
Early debt extinguishment costs	—	1	—	1
Earnings before income taxes	28	529	977	1,082
Provision for income taxes	26	149	181	215
Net earnings	2	380	796	867
Less: Net earnings attributable to noncontrolling interest	1	2	3	10
Net earnings attributable to Eastman	$1	$378	$793	$857

Basic earnings per share attributable to Eastman	$0.01	$2.85	$6.42	$6.35
Diluted earnings per share attributable to Eastman	$0.01	$2.81	$6.35	$6.25

Shares (in millions) outstanding at end of period	118.8	129.0	118.8	129.0
Shares (in millions) used for earnings per share calculation
Basic	119.5	132.5	123.5	134.9
Diluted	120.5	134.6	124.9	137.1
(1)Fourth quarter 2022 includes $3 million insurance proceeds, net of costs, and twelve months 2022 includes $39 million costs, net of insurance proceeds, from the previously reported steam line incident at the Kingsport site. See Tables 3A and 4.
(2)Fourth quarter and twelve months 2022 and 2021 primarily related to the sale of rubber additives (including CrystexTM insoluble sulfur and SantoflexTM antidegradants) and other product lines and related assets and technology of the global tire additives business previously reported in the AFP segment. See "Management's Discussion and Analysis of Financial Condition" and "Overview" of the 2021 Annual Report on Form 10-K.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Sales by Segment
Advanced Materials	$736	$772	$3,207	$3,027
Additives & Functional Products	705	715	3,165	2,708
Chemical Intermediates	615	777	3,026	2,849
Fibers	317	238	1,022	900
Total Sales by Segment	2,373	2,502	10,420	9,484
Other (1)	—	192	160	992
Total Eastman Chemical Company	$2,373	$2,694	$10,580	$10,476
(1)"Other" includes sales revenue and earnings before interest and taxes ("EBIT") from the divested rubber additives and adhesives resins businesses previously part of the AFP segment. See Quarterly Report on Form 10-Q for first quarter 2022 for details.

Third Quarter
(Dollars in millions, unaudited)	2022
Sales by Segment
Advanced Materials	$888
Additives & Functional Products	820
Chemical Intermediates	751
Fibers	250
Total Eastman Chemical Company	$2,709

Table 2B – Sales Revenue Change

	Fourth Quarter 2022 Compared to Fourth Quarter 2021
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Businesses Effect(1)
Advanced Materials	(5)%	(12)%	11%	(4)%	—%
Additives & Functional Products	(1)%	(9)%	12%	(4)%	—%
Chemical Intermediates	(21)%	(25)%	5%	(1)%	—%
Fibers	33%	8%	26%	(1)%	—%
Other (2)	(100)%	—%	—%	—%	(100)%
Total Eastman Chemical Company	(12)%	(12)%	10%	(3)%	(7)%
	Twelve Months 2022 Compared to Twelve Months 2021
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Businesses Effect(1)
Advanced Materials	6%	(4)%	13%	(3)%	—%
Additives & Functional Products	17%	3%	18%	(4)%	—%
Chemical Intermediates	6%	(8)%	16%	(2)%	—%
Fibers	14%	(1)%	15%	—%	—%
Other (2)	(84)%	—%	—%	—%	(84)%
Total Eastman Chemical Company	1%	(3)%	14%	(2)%	(8)%
(1)Contribution to sales revenue of businesses divested which are not in 2022 comparable periods.
(2)Sales revenue from divested businesses makes up 100 percent of Other. See Table 2A Note 1.

Table 2B – Sales Revenue Change (continued)

	Fourth Quarter 2022 Compared to Third Quarter 2022
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(17)%	(17)%	1%	(1)%
Additives & Functional Products	(14)%	(12)%	(2)%	—%
Chemical Intermediates	(18)%	(13)%	(5)%	—%
Fibers	27%	17%	10%	—%
Total Eastman Chemical Company	(12)%	(11)%	(1)%	—%

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Sales by Customer Location
United States and Canada	$1,034	$1,180	$4,738	$4,578
Europe, Middle East, and Africa	677	693	2,783	2,735
Asia Pacific	531	672	2,443	2,549
Latin America	131	149	616	614
Total Eastman Chemical Company	$2,373	$2,694	$10,580	$10,476

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Advanced Materials
Earnings before interest and taxes	$43	$98	$376	$519
Asset impairments and restructuring charges, net (2)(3)	—	2	19	9
Accelerated depreciation	—	—	—	4
Excluding non-core items	43	100	395	532
Additives & Functional Products
Earnings before interest and taxes (4)	64	102	483	448
Asset impairments and restructuring charges, net	—	1	—	4
Excluding non-core item	64	103	483	452
Chemical Intermediates
Earnings before interest and taxes	36	109	409	445
Asset impairments and restructuring charges, net (5)	—	3	3	16
Excluding non-core items	36	112	412	461
Fibers
Earnings before interest and taxes	49	28	131	142
Asset impairments and restructuring charges, net (6)	9	—	9	—
Excluding non-core item	58	28	140	142
Other
Earnings (loss) before interest and taxes (4)	(116)	241	(240)	(273)
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	22	(267)	19	(267)
Asset impairments and restructuring charges, net (7)	20	12	21	18
Steam line incident costs, net of insurance proceeds (8)	(3)	—	39	—
Net (gain) loss on divested businesses and related transaction costs (9)	53	7	61	570
Environmental and others costs (10)	—	—	15	—
Adjustments to contingent considerations	(6)	—	(6)	—
Excluding non-core and unusual items	(30)	(7)	(91)	48

Total Eastman Chemical Company
Earnings before interest and taxes	76	578	1,159	1,281
Mark-to-market pension and other postretirement benefit plans (gain), net	22	(267)	19	(267)
Asset impairments and restructuring charges, net	29	18	52	47
Steam line incident costs, net of insurance proceeds	(3)	—	39	—
Net (gain) loss on divested businesses and related transaction costs	53	7	61	570
Accelerated depreciation	—	—	—	4
Environmental and other costs	—	—	15	—
Adjustments to contingent considerations	(6)	—	(6)	—
Total earnings before interest and taxes excluding non-core and unusual items	$171	$336	$1,339	$1,635

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Annual Report on Form 10-K for 2021 for description of the 2021 non-core items.
(2)Full year 2022 includes loss on transfer of previously impaired assets to a third party of $16 million relates to the previously reported closure of an advanced interlayers manufacturing facility in North America as part of ongoing site optimization.
(3)Full year 2022 includes site closure costs of $1 million and severance charges of $2 million from the previously reported closure of a performance films manufacturing facility in North America as part of ongoing site optimization.
(4)See Table 2A Note 1.
(5)Full year 2022 includes site closure costs from closure of the Singapore manufacturing facility.
(6)Both fourth quarter and full year 2022 are severance charges of $7 million and site closure costs of $2 million related to closure of an acetate yarn manufacturing facility in Europe.
(7)Severance charges of $20 million and $22 million in fourth quarter 2022 and full year 2022, respectively, as part of corporate cost reduction actions. Full year 2022 also included a gain from previously impaired assets related to the closure of a tire additives manufacturing facility in Asia Pacific.
(8)See Table 1 Note 1.
(9)See Table 1 Note 2.
(10)Environmental and other costs from previously divested or non-operational sites and product lines.

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$76	$578	$1,159	$1,281
Costs of sales	(3)	—	39	4
Selling, general and administrative expenses	3	10	18	18
Asset impairments and restructuring charges, net	29	18	52	47
Other components of post-employment (benefit) cost, net	22	(267)	19	(267)
Other (income) charges, net	(6)	—	9	—
Net (gain) loss on divested businesses	50	(3)	43	552
Total earnings before interest and taxes excluding non-core and unusual items	$171	$336	$1,339	$1,635

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Third Quarter
(Dollars in millions, unaudited)	2022
Advanced Materials
Earnings before interest and taxes	$131
Asset impairments and restructuring charges, net	1
Excluding non-core items	132
Additives & Functional Products
Earnings before interest and taxes	126
Chemical Intermediates
Earnings before interest and taxes	85
Asset impairments and restructuring charges, net	1
Excluding non-core items	86
Fibers
Earnings before interest and taxes	21
Other
Loss before interest and taxes	(39)
Net (gain) loss on divested businesses and related transaction costs	7
Excluding non-core items	(32)
Total Eastman Chemical Company
Earnings before interest and taxes	324
Asset impairments and restructuring charges, net	2
Net (gain) loss on divested businesses and related transaction costs	7
Total earnings before interest and taxes excluding non-core items	$333

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$324
Selling, general and administrative expenses	4
Asset impairments and restructuring charges, net	2
Net (gain) loss on divested businesses	3
Total earnings before interest and taxes excluding non-core items	$333

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for third quarter 2022 for description of third quarter 2022 non-core items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Fourth Quarter				Twelve Months
(Dollars in millions, unaudited)	2022		2021		2022		2021
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$43	5.8%	$100	13.0%	$395	12.3%	$532	17.6%
Additives & Functional Products (3)	64	9.1%	103	14.4%	483	15.3%	452	16.7%
Chemical Intermediates	36	5.9%	112	14.4%	412	13.6%	461	16.2%
Fibers	58	18.3%	28	11.8%	140	13.7%	142	15.8%
Total segment EBIT excluding non-core and unusual items	201	8.5%	343	13.7%	1,430	13.7%	1,587	16.7%
Other (3)	(30)		(7)		(91)		48
Total EBIT excluding non-core and unusual items	$171	7.2%	$336	12.5%	$1,339	12.7%	$1,635	15.6%

(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.
(3)See Table 2A Note 1.

	Third Quarter
(Dollars in millions, unaudited)	2022
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$132	14.9%
Additives & Functional Products (3)	126	15.4%
Chemical Intermediates	86	11.5%
Fibers	21	8.4%
Total segment EBIT excluding non-core items	365	13.5%
Other (3)	(32)
Total EBIT excluding non-core items	$333	12.3%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.
(3)See Table 2A Note 1.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Fourth Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$76	$28	$26	95%	$1	$0.01
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	29	29	(1)		30	0.26
Loss on divested businesses and related transaction costs	53	53	3		50	0.40
Steam line incident costs, net of insurance proceeds	(3)	(3)	—		(3)	(0.01)
Mark-to-market pension and other postretirement benefit plans loss, net	22	22	5		17	0.14
Adjustments to contingent considerations	(6)	(6)	(2)		(4)	(0.04)
Interim adjustment to tax provision (2)	—	—	(16)		16	0.13
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$171	$123	$15	13%	$107	$0.89

	Fourth Quarter 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$578	$529	$149	28%	$378	$2.81
Non-Core Items: (1)
Asset impairments and restructuring charges, net	18	18	2		16	0.12
Mark-to-market pension and other postretirement benefit plans (gain), net	(267)	(267)	(65)		(202)	(1.49)
Net (gain) loss on divested businesses and related transaction costs	7	7	(14)		21	0.16
Early debt extinguishment costs	—	1	—		1	0.01
Interim adjustment to tax provision (2)	—	—	(29)		29	0.20
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$336	$288	$43	15%	$243	$1.81

(1)See Table 3A for description of fourth quarter 2022 and 2021 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Fourth quarter 2022 and 2021 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Twelve Months 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,159	$977	$181	19%	$793	$6.35
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	52	52	4		48	0.39
Loss on divested businesses and related transaction costs	61	61	(32)		93	0.74
Steam line incident costs, net of insurance proceeds	39	39	10		29	0.23
Mark-to-market pension and other postretirement benefit plans loss, net	19	19	5		14	0.12
Environmental and other costs	15	15	4		11	0.09
Adjustments to contingent considerations	(6)	(6)	(2)		(4)	(0.04)
Non-GAAP (Excluding non-core and unusual items)	$1,339	$1,157	$170	15%	$984	$7.88

	Twelve Months 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,281	$1,082	$215	20%	$857	$6.25
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	47	47	8		39	0.28
Loss on divested businesses and related transaction costs	570	570	40		530	3.86
Accelerated depreciation	4	4	1		3	0.02
Mark-to-market pension and other postretirement benefit plans (gain), net	(267)	(267)	(65)		(202)	(1.46)
Early debt extinguishment costs	—	1	—		1	0.01
Adjustments from tax law changes (2)	—	—	15		(15)	(0.11)
Non-GAAP (Excluding non-core and unusual items)	$1,635	$1,437	$214	15%	$1,213	$8.85
(1)See Table 3A for description of 2022 and 2021 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Decrease to the provision for income taxes due to adjustment of the amount recognized in prior years as a result of the 2017 Tax Cuts and Jobs Act.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Third Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$324	$281	$(20)	(7)%	$301	$2.46
Non-Core Items: (1)
Asset impairments and restructuring charges, net	2	2	—		2	0.01
Loss on divested businesses and related transaction costs	7	7	28		(21)	(0.16)
Interim adjustment to tax provision (2)	—	—	32		(32)	(0.26)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$333	$290	$40	14%	$250	$2.05

(1)See Table 3A for description of third quarter 2022 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for third quarter 2022 was calculated applying the then current forecasted full year effective tax rate.

Table 5 – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Operating activities
Net earnings	$2	$380	$796	$867
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	117	122	477	538
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	22	(267)	19	(267)
Asset impairment charges	—	11	—	16
Early debt extinguishment costs	—	1	—	1
Loss on sale of assets	—	—	15	—
(Gain) loss on divested businesses	50	(3)	43	552
Provision for (benefit from) deferred income taxes	(82)	28	(136)	(38)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	204	158	93	(281)
(Increase) decrease in inventories	119	(20)	(430)	(389)
Increase (decrease) in trade payables	(127)	177	60	554
Pension and other postretirement contributions (in excess of) less than expenses	(34)	(43)	(149)	(185)
Variable compensation (in excess of) less than expenses	14	72	(103)	162
Other items, net	172	(186)	290	89
Net cash provided by operating activities	457	430	975	1,619
Investing activities
Additions to properties and equipment	(203)	(240)	(611)	(555)
Proceeds from sale of businesses	—	667	998	667
Acquisitions, net of cash acquired	—	(3)	(1)	(114)
Additions to capitalized software	(3)	(5)	(13)	(23)
Other items, net	—	(1)	19	(4)
Net cash provided by (used in) investing activities	(206)	418	392	(29)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(29)	—	326	(50)
Proceeds from borrowings	—	—	500	—
Repayment of borrowings	—	(300)	(750)	(300)
Dividends paid to stockholders	(91)	(93)	(381)	(375)
Treasury stock purchases	(100)	(710)	(1,002)	(1,000)
Proceeds from stock option exercises and other items, net	(3)	(3)	(14)	35
Net cash used in financing activities	(223)	(1,106)	(1,321)	(1,690)
Effect of exchange rate changes on cash and cash equivalents	4	—	(12)	(5)
Net change in cash and cash equivalents	32	(258)	34	(105)
Cash and cash equivalents at beginning of period	461	717	459	564
Cash and cash equivalents at end of period	$493	$459	$493	$459

Table 6 – Total Borrowings to Net Debt Reconciliations

	December 31,	December 31,
(Dollars in millions, unaudited)	2022	2021
Total borrowings	$5,151	$5,159
Less: Cash and cash equivalents	493	459
Net debt (1)	$4,658	$4,700

(1)Includes a non-cash decrease from foreign currency exchange rates of $85 million and $113 million in 2022 and 2021, respectively.